UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2013

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35996

Delaware	27-1488943
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6275 Nancy Ridge Dr.,

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 550-9994

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As of October 10, 2013, each of the following named executive officers of Organovo Holdings, Inc. (“Organovo” or the “Company”) had adopted a stock trading plan in accordance with the guidelines established by the Securities and Exchange Commission under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (the “Exchange Act”): Keith Murphy, Chief Executive Officer and President, Sharon Presnell, Chief Technology Officer and Executive Vice President of Research & Development, and Eric David, Chief Strategy Officer. The Rule 10b5-1 trading plans allow these individuals to gradually diversify their holdings while minimizing any market effects of the trades and eliminating any market concern that the trades were made while these individuals were in possession of material, nonpublic information. Consistent with Rule 10b5-1, the Company’s Insider Trading Policy permits officers, directors and employees to implement Rule 10b5-1 trading plans provided that, among other things, an individual does not possess any material, nonpublic information at the time the individual adopts a plan. Each of these individuals have and will continue to file Form 4s reporting sales under their respective Rule 10b5-1 trading plans as required under Section 16 of the Exchange Act.

The broker serving as the designated agent for one of these Rule 10b5-1 trading plans will undertake to sell a specified number of shares each month if the stock trades above certain pre-set minimum prices established in the plan at the time it was adopted. The individual, after adopting the Rule 10b5-1, will have no control over the timing of any sales under the plan, and there is no assurance that any or all of the shares included in the plan will be sold.

Mr. Murphy adopted a Rule 10b5-1 trading plan to diversify his holdings and to make contributions to non-profit, charitable and public benefit corporations. Dr. Presnell adopted a Rule 10b5-1 trading plan to diversify her holdings and to facilitate the purchase of a permanent residence in San Diego to complete her relocation to California. Dr. David adopted a Rule 10b5-1 trading plan to diversify his holdings. The Company’s Board of Directors approved each of these Rule 10b5-1 trading plans prior to their adoption.

To date, neither Mr. Murphy nor Barry Michaels, Chief Financial Officer and Secretary, has sold any of their shares of Organovo common stock. Shares reported as disposed on their Form 4 reports filed in August 2012 and in February and August of 2013 were automatically withheld and returned to the Company pursuant to the terms of the Equity Incentive Award Agreements issued to them in August 2012 to satisfy tax withholding obligations in connection with the partial vesting of the restricted stock units they received in August 2012. Pursuant to the terms of their Equity Incentive Award Agreements, Messrs. Murphy and Michaels are expected to continue to surrender shares to cover tax withholdings each year on the vesting dates of their respective grants.

Dr. Presnell acquired 224,064 shares of Organovo common stock by exercising an outstanding stock option in August 2012, with the intent of achieving capital gains treatment for these shares. Under her approved Rule 10b5-1 trading plan, she sold an aggregate of 150,000 shares. As of October 10, 2013, all of the shares covered by her plan have been sold and the plan is complete. Dr. Presnell continues to hold or have the right to acquire up to 1,021,256 shares of Organovo common stock. Dr. David’s Rule 10b5-1 trading plan authorized the sale of 63,000 shares in the aggregate. As of October 10, 2013, all of the shares covered by Dr. David’s plan have been sold and the plan is complete. Dr. David continues to hold or have the right to acquire up to 1,451,306 shares of Organovo common stock. Mr. Murphy’s Rule 10b5-1 trading plan will allow the sale of a number of shares dependent on the Company’s stock trading above certain pre-set minimum prices established in the plan between now and March 31, 2014, but under no circumstances will the aggregate trades under Mr. Murphy’s plan result in Mr. Murphy holding less than 90% of his current equity stake in Organovo.

Because the Company’s Board of Directors believes strongly in aligning the Company’s executive officers’ interests with the interests of the Company’s stockholders, the Board has established stock ownership guidelines that require the Company’s executive officers to acquire and maintain a meaningful ownership interest in the Company. The stock ownership guidelines require:

•	the Company’s Chief Executive Officer to accumulate and hold shares valued at five times his base salary within five years;

•	the Company’s other executive officers to accumulate and hold shares valued at three times their base salaries within five years; and

•	the Company’s non-employee directors to accumulate and hold shares valued at four times their annual cash retainer within five years.

As of October 10, 2013, each of Messrs. Murphy and Michaels and Drs. Presnell and David are in compliance with the Company’s stock ownership guidelines based on their respective hire dates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: October 10, 2013	/s/ Keith Murphy
Keith Murphy
Chief Executive Officer and President